Exhibit 99.1

PRESS RELEASE	Contact: Richard P. Smith
For Immediate Release	President & CEO (530) 898-0300

TRICO BANCSHARES ANNOUNCES QUARTERLY AND ANNUAL RESULTS

CHICO, Calif. – (January 30, 2017) – TriCo Bancshares (NASDAQ: TCBK) (the “Company”), parent company of Tri Counties Bank, today announced earnings of $12,533,000, or $0.54 per diluted share, for the three months ended December 31, 2016. For the three months ended December 31, 2015 the Company reported earnings of $11,422,000, or $0.50 per diluted share. Diluted shares outstanding were 23,115,708 and 23,055,900 for the three months ended December 31, 2016 and 2015, respectively.

For the year ended December 31, 2016 the Company reported earnings of $44,811,000, or $1.94 per diluted share.

For the year ended December 31, 2015 the Company reported earnings of $43,818,000, or $1.91 per diluted share.

The following is a summary of the components of the Company’s consolidated net income, average common shares, and average diluted common shares outstanding for the periods indicated:

	Three months ended December 31,
(dollars and shares in thousands)	2016	2015	$ Change	% Change
Net Interest Income	$43,155	$41,141	$2,014	4.9%
Reversal of provision for loan losses	1,433	908	525
Noninterest income	12,462	11,445	1,017	8.9%
Noninterest expense	(36,563)	(34,684)	(1,879)	5.4%
Provision for income taxes	(7,954)	(7,388)	(566)	7.7%

Net income	$12,533	$11,422	$1,111	9.7%

Average common shares	22,846	22,770	76	0.3%
Average diluted common shares	23,116	23,056	60	0.3%

The following is a summary of certain of the Company’s consolidated assets and deposits as of the dates indicated:

Ending balances	As of December 31,
($’s in thousands)	2016	2015	$ Change	% Change

Total assets	$4,517,968	$4,220,722	$297,246	7.0%
Total loans	2,759,593	2,522,937	236,656	9.4%
Total investments	1,169,725	1,148,371	21,354	1.9%
Total deposits	$3,895,560	$3,631,266	$264,294	7.3%

Qtrly Avg balances	As of December 31,
($’s in thousands)	2016	2015	$ Change	% Change

Total assets	$4,445,310	$4,115,369	$329,941	8.0%
Total loans	2,695,743	2,489,406	206,337	8.3%
Total investments	1,174,705	1,112,992	61,713	5.5%
Total deposits	$3,820,773	$3,543,423	$277,350	7.8%

Included in the period ending balances and quarterly average balances is the addition of deposits from the acquisition of three bank branches from Bank of America, that totaled $161 million on the date of acquisition, March 18, 2016. These three acquired branches are located in the cities of Arcata, Eureka, and Fortuna in Humboldt County, California. The Bank paid $3,204,000 for deposit relationships with balances of $161,231,000, loans with balances of $289,000, premises and equipment valued at $1,590,000, other assets valued at $141,000, and recorded a core deposit intangible asset of $2,046,000 and goodwill of $849,000.

Also included in the Company’s results of operations for the three months ended December 31, 2016 is the impact of the sale on December 28, 2016, of twenty performing loans with recorded book value of $1,975,000, and 49 nonperforming loans with recorded book value, including pre-sale write downs and purchase discounts, of approximately $2,709,000. The loans sold on December 28, 2016 had contractual amounts outstanding of $7,100,000. Net sale proceeds of $5,851,000 resulted in the recovery of loan balances previously charged off of $692,000, additional loan charge offs of $316,000, interest income of $586,000 from the recovery of interest payments previously applied to principal balances, and gain on sale of $205,000. In addition, associated with the loans sold on December 28, 2016 were specific allowances for loan loss of $503,000 on September 30, 2016 that were no longer necessary at December 31, 2016; and had these loans not been sold, it is expected that the allowance for loan losses would have been approximately $503,000 higher than reported at December 31, 2016, and the reversal of provision for loan losses for the three months ended December 31, 2016 would have been approximately $503,000 less than reported.

Also included in the Company’s results of operations for the three and twelve months ended December 31, 2016 is the impact of the sale on August 22, 2016, of two performing loans with recorded book value of $166,000, and 48 nonperforming loans with recorded book value, including pre-sale write downs and purchase discounts, of approximately $2,757,000. The loans sold on August 22, 2016 had contractual amounts outstanding of $6,558,000. Net sale proceeds of $4,980,000 resulted in the recovery of loan balances previously charged off of $1,727,000, additional loan charge offs of $159,000, and interest income of $488,000 from the recovery of interest payments previously applied to principal balances.

Also included in the Company’s results of operations for the three and twelve months ended December 31, 2016 is the impact of the purchase, on May 19, 2016 of seven performing multi-family commercial real estate loans valued at $22,503,000, and the sale, on March 31, 2016, of twenty-seven nonperforming loans, nine substandard performing loans, and three purchased credit impaired loans with total recorded book value of approximately $24,810,000.

The Company’s primary source of revenue is net interest income, or the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Included in the Company’s net interest income is interest income from municipal bonds that is almost entirely exempt from Federal income tax. These municipal bonds are classified as investments – nontaxable, and the Company may present the interest income from these bonds on a fully tax equivalent (FTE) basis. Following is a summary of the components of net interest income for the periods indicated (dollars in thousands):

	Three months ended December 31,
(dollars and shares in thousands)	2016	2015	$ Change	% Change
Interest income	$44,615	$42,490	$2,125	5.0%
Interest expense	(1,460)	(1,349)	(111)	8.2%
FTE adjustment	619	315	304	96.5%

Net interest income (FTE)	$43,774	$41,456	$2,318	5.6%

Net interest margin (FTE)	4.28%	4.39%

Purchased loan discount accretion:
Amount	$1,778	$2,267
Effect on average loan yield	0.27%	0.37%
Effect on net interest margin (FTE)	0.17%	0.24%
Interest income recovered via loan sales:
Amount	$586	$0
Effect on average loan yield	0.09%	0.00%
Effect on net interest margin (FTE)	0.06%	0.00%

The following table shows the components of net interest income and net interest margin on a fully tax-equivalent (FTE) basis for the periods indicated:

ANALYSIS OF CHANGE IN NET INTEREST MARGIN ON EARNING ASSETS

(unaudited, dollars in thousands)

	Three Months Ended			Three Months Ended			Three Months Ended
	December 31, 2016			September 30, 2016			December 31, 2015
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Earning assets
Loans	$2,695,743	$36,241	5.38%	$2,669,954	$35,769	5.36%	$2,489,406	$34,838	5.60%
Investments—taxable	1,042,763	7,026	2.70%	1,073,030	6,687	2.49%	1,044,063	6,983	2.68%
Investments—nontaxable	131,942	1,650	5.00%	126,910	1,565	4.93%	68,929	841	4.88%
Cash at Federal Reserve and other banks	223,564	317	0.57%	185,552	275	0.59%	174,746	143	0.33%

Total earning assets	4,094,012	45,234	4.42%	4,055,446	44,296	4.37%	3,777,144	42,805	4.53%

Other assets, net	351,298			351,875			338,225

Total assets	$4,445,310			$4,407,322			$4,115,369

Liabilities and shareholders’ equity
Interest-bearing
Demand deposits	$887,671	94	0.04%	$888,377	111	0.05%	$830,172	118	0.06%
Savings deposits	1,374,059	439	0.13%	1,357,359	426	0.13%	1,231,687	388	0.13%
Time deposits	339,766	339	0.40%	340,709	338	0.40%	347,742	337	0.39%
Other borrowings	19,036	2	0.04%	18,951	2	0.05%	10,189	1	0.04%
Trust preferred securities	56,615	586	4.14%	56,584	562	3.97%	56,345	505	3.59%

Total interest-bearing liabilities	2,677,147	1,460	0.22%	2,661,981	1,439	0.22%	2,476,135	1,349	0.22%

Noninterest-bearing deposits	1,219,276			1,198,302			1,133,822
Other liabilities	69,894			66,464			54,999
Shareholders’ equity	478,993			480,575			450,413

Total liabilities and shareholders’ equity	$4,445,310			$4,407,322			$4,115,369

Net interest rate spread			4.20%			4.15%			4.31%
Net interest income/net interest margin (FTE)		43,774	4.28%		42,857	4.23%		41,456	4.39%

FTE adjustment		($619)			(587)			(315)

Net interest income (not FTE)		$43,155			$42,270			$41,141

Loans acquired through purchase, or acquisition of other banks, are classified by the Company as Purchased Not Credit Impaired (PNCI), Purchased Credit Impaired – cash basis (PCI – cash basis), or Purchased Credit Impaired – other (PCI – other). Loans not acquired in an acquisition or otherwise “purchased” are classified as “originated”. Often, such purchased loans are purchased at a discount to face value, and part of this discount is accreted into (added to) interest income over the remaining life of the loan. A loan may also be purchased at a premium to face value, in which case, the premium is amortized into (subtracted from) interest income over the remaining life of the loan. Generally, as time goes on, the effects of loan discount accretion and loan premium amortization decrease as the purchased loans mature or pay off early. Upon the early pay off of a loan, any remaining (unaccreted) discount or (unamortized) premium is immediately taken into interest income; and as loan payoffs may vary significantly from quarter to quarter, so may the impact of discount accretion and premium amortization on interest income. Further details regarding interest income from loans, including fair value discount accretion, may be found under the heading “Supplemental Loan Interest Income Data” in the Consolidated Financial Data table at the end of this press release.

Net interest income (FTE) during the three months ended December 31, 2016 increased $2,318,000 (5.6%) from the same period in 2015 to $43,774,000. The increase in net interest income (FTE) was primarily due to a $206,337,000 (8.3%) increase in the average balance of loans to $2,695,743,000, and a $63,013,000 (91.4%) increase in the average balance of investments—nontaxable to $131,942,000 that were partially offset by a 22 basis point decrease in the average yield on loans from 5.60% during the three months ended December 31, 2015 to 5.38% during the three months ended December 31, 2016.    The decrease in average loan yields is primarily due to declines in market yields on new and renewed loans compared to yields on repricing, maturing, and paid off loans, and despite 25 basis point increases in the Prime lending rate in each of December 2015 and December 2016.    The increases in average loan and investments—nontaxable balances added $2,889,000 and $769,000, respectively, to net interest income (FTE) while the decrease in average loan yield reduced net interest income (FTE) by $1,486,000 compared to the year-ago quarter. Included in interest income from loans during the three months ended December 31, 2016 was $1,778,000 of discount accretion from purchased loans compared to $2,267,000 of discount accretion from purchased loans during the three months ended December 31, 2015. Included in interest income from loans during the three months ended December 31, 2016 was $586,000 of interest income that was previously applied to the principal balance of loans in nonaccrual status that were sold during the three months ended December 31, 2016. For more information related to loan interest income, including loan purchase discount accretion, see the Supplemental Loan Interest Income Data in the tables at the end of this announcement.

The Company recorded a reversal of provision for loan losses of $1,433,000 during the three months ended December 31, 2016 compared to a reversal of provision for loan losses of $908,000 during the three months ended December 31, 2015. The $1,433,000 reversal of provision for loan losses during the three months ended December 31, 2016 was primarily due to net loan recoveries of $376,000 associated with the sale of loans on December 28, 2016, additional net loan recoveries of $76,000 during the three months ended December 31, 2016, net credit quality upgrades, payoffs, and sale of substandard performing loans, and continued low historical loan loss experience, that were partially offset by the effect of a $47,367,000 (1.8%) increase in loan balances during the three months ended December 31, 2016.

During the three months ended December 31, 2016 nonperforming loans decreased $824,000 (3.9%) to $20,128,000, or 0.73% of loans outstanding as of December 31, 2016, and represented a decrease from 0.77% of loans outstanding at September 30, 2016, and a decrease from 1.47% of loans outstanding as of December 31, 2015. The decrease in nonperforming loans during the three months ended December 31, 2016 was due primarily to the sale of $2,709,000 of nonperforming loans on December 28, 2016 that was partially offset by a net increase of $1,885,000 in other nonperforming loans.

The following table presents the key components of noninterest income for the periods indicated:

	Three months ended December 31,
(dollars in thousands)	2016	2015	$ Change	% Change
Service charges on deposit accounts	$3,816	$3,397	$419	12.3%
ATM fees and interchange	4,723	3,635	1,088	29.9%
Other service fees	752	712	40	5.6%
Mortgage banking service fees	495	581	(86)	(14.8%)
Change in value of mortgage servicing rights	14	(131)	145	(110.7%)

Total service charges and fees	9,800	8,194	1,606	19.6%

Gain on sale of loans	1,392	883	509	57.6%
Commission on NDIP	439	788	(349)	(44.3%)
Increase in cash value of life insurance	631	665	(34)	(5.1%)
Change in indemnification asset	(219)	(59)	(160)	271.2%
Gain on sale of foreclosed assets	44	209	(165)	(78.9%)
Other noninterest income	375	765	(390)	(51.0%)

Total other noninterest income	2,662	3,251	(589)	(18.1%)

Total noninterest income	$12,462	$11,445	$1,017	8.9%

Noninterest income increased $1,017,000 (8.9%) to $12,462,000 during the three months ended December 31, 2016 compared to the three months ended December 31, 2015. The increase in noninterest income was primarily due to a $1,088,000 increase in ATM fees and interchange income, a $509,000 increase in gain on sale of loans, and a $419,000 increase in service charges on deposit accounts, that were partially offset by a $390,000 decrease in other noninterest income, and a $349,000 decrease in commissions on nondeposit investment products.

The $1,088,000 increase in ATM fees and interchange revenue was due primarily to the Company’s increased focus in this area, including the introduction of new services in this area during the quarter ended March 31, 2016. The $509,000 increase in gain on sale of loans was due primarily to increased gain on sale of loans originated for sale, and a $205,000 gain on sale of other loans sold on December 28, 2016. The increase in gain on sale of loans originated for sale was due primarily to increased market refinance activity and focus by the Company in this area during the three months ended December 31, 2016 compared to the year-ago period. The $419,000 increase in service charges on deposit accounts was due primarily to increases in certain deposit account fees that were instituted by the Company during the three months ended December 31, 2016, and the effect of service charges on the deposit accounts acquired through the branch purchase on March 18, 2016. The $390,000 decrease in other noninterest income was due primarily to $155,000 of life insurance proceeds in excess of cash value, and a $4,000 loss on disposal of fixed assets recorded during the three months ended December 31, 2015 compared to no life insurance proceeds in excess of cash value, and a $95,000 loss on disposal of fixed assets recorded during the three months ended December 31, 2016.

The following table presents the key components of the Company’s noninterest expense for the periods indicated:

	Three months ended December 31,
(dollars in thousands)	2016	2015	$ Change	% Change
Base salaries, overtime and temporary help, net of deferred loan origination costs	$14,074	$12,014	$2,060	17.1%
Commissions and incentives	1,864	2,304	(440)	(19.1%)
Employee benefits	4,616	4,212	404	9.6%

Total salaries and benefits expense	20,554	18,530	2,024	10.9%

Occupancy	2,635	2,569	66	2.6%
Equipment	1,760	1,639	121	7.4%
Change in reserve for unfunded commitments	(189)	390	(579)	(148.5%)
Data processing and software	2,580	2,015	565	28.0%
Telecommunications	664	678	(14)	(2.1%)
ATM network charges	1,076	1,097	(21)	(1.9%)
Professional fees	2,226	1,392	834	59.9%
Advertising and marketing	808	1,256	(448)	(35.7%)
Postage	417	340	77	22.6%
Courier service	182	350	(168)	(48.0%)
Intangible amortization	360	290	70	24.1%
Operational losses	558	263	295	112.2%
Provision for foreclosed asset losses	100	155	(55)	(35.5%)
Foreclosed asset expense	69	185	(116)	(62.7%)
Assessments	241	585	(344)	(58.8%)
Miscellaneous other expense	2,522	2,950	(428)	(14.5%)

Total other noninterest expense	16,009	16,154	(145)	(0.9%)

Total noninterest expense	$36,563	$34,684	$1,879	5.4%

Average full time equivalent employees	1,008	952	56	5.9%

Salary and benefit expenses increased $2,024,000 (10.9%) to $20,554,000 during the three months ended December 31, 2016 compared to $18,530,000 during the three months ended December 31, 2015. Base salaries, overtime and temporary help, net of deferred loan origination costs increased $2,060,000 (17.1%) to $14,074,000. Base salaries, net of deferred loan origination costs increased $1,773,000 (15.2%) to $13,452,000 primarily due to annual merit increases, and an increase in average full-time equivalent employees of 56 (5.9%) to 1,008 for the three months ended December 31, 2016. Overtime expense increased $33,000 to $345,000 during the three months ended December 31, 2016. Temporary help expense increased $255,000 to $278,000 during the three months ended December 31, 2016.

Commissions and incentive compensation decreased $440,000 (19.1%) to $1,864,000 during the three months ended December 31, 2016. All categories of incentive compensation expense were lower than the year-ago quarter except commission expense related to the sale of consumer and small business banking products and services.

Benefits & other compensation expense increased $404,000 (9.6%) to $4,616,000 during the three months ended December 31, 2016 primarily due to the increases in average full-time equivalent employees and salaries expense, and their effects on group insurance and employer payroll tax expenses.

Other noninterest expense decreased $145,000 (0.9%) to $16,009,000 during the three months ended December 31, 2016 compared to the three months ended December 31, 2015. The $145,000 decrease in other noninterest expense was due primarily to decreases in change in reserve for unfunded commitments, advertising and marketing, miscellaneous expense, and assessments of $579,000, $448,000, $428,000, and $344,000, respectively. These decreases from the year-ago period were partially offset by increases in professional fees, data processing and software, and operational losses of $834,000, $565,000, and $295,000, respectively.

The $579,000 decrease in change in reserve for unfunded commitments was due primarily to reduction in construction and other loan commitments during the three months ended December 31, 2016 compared to an increase in such commitments during the year ago period. The $448,000 decrease in advertising and marketing expense was due to less activity in this area compared to the year-ago period. The $428,000 decrease in miscellaneous other noninterest expense was due primarily to small decreases in numerous other types of expenses such as travel and entertainment. The $344,000 decrease in assessments was due to a decrease in FDIC deposit insurance rates during the three months ended December 31, 2016.

The $834,000 increase in professional fees was due to increased consulting fees that were partially offset by decreases in legal and accounting fees. The increase in consulting fees was due primarily to consulting fees related to the Company’s system conversion that was substantially completed during the three months ended December 31, 2016. The $565,000 increase in data processing and software expense was due primarily to increased use of outsourced data processing services. The $295,000 increase in operational losses was primarily due to an increase in losses from fraudulent ATM and point of sale transactions.

The changes in noninterest income and noninterest expense noted above also include the effects from the operation of three branches, including $161,231,000 of deposits, acquired from Bank of America on March 18, 2016.

Richard Smith, President and CEO of the Company commented, “2016 was another busy and successful year for the Company. We are pleased with our quarterly and annual results for the year. Loan growth continues at a strong pace and our acquisition of 3 branches from Bank of America in the second quarter provided added deposits and new loan growth opportunities for the Company. Our credit quality remains very strong. The Bank also completed many significant technology projects throughout the year. These technology solutions provide us with the necessary infrastructure for future growth and expansion. We will continue to look for new opportunities to grow through both internal opportunities and strategic acquisitions when appropriate.”

Smith added, “Key to our success is our talented and diligent workforce. During the 4th quarter, we added two new members to our management team. John Fleshood, our new EVP—Chief Operating Officer and Mark Davis, our new SVP of Deposit Operations bring significant banking experience to our Company. Our management team remains motivated and enthusiastic going into 2017.”

In addition to the historical information contained herein, this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company’s actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, interest rate fluctuations, economic conditions in the Company’s primary market area, demand for loans, regulatory and accounting changes, loan losses, expenses, rates charged on loans and earned on securities investments, rates paid on deposits, competitive effects, fee and other noninterest income earned, the outcome of litigation, as well as other factors detailed in the Company’s reports filed with the Securities and Exchange Commission which are incorporated herein by reference, including the Form 10-K for the year ended December 31, 2015. These reports and this entire press release should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company’s business. The Company does not intend to update any of the forward-looking statements after the date of this release.

Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches in communities throughout Northern and Central California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATM, online and mobile banking access. Brokerage services are provided by the Bank’s investment services through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.

TRICO BANCSHARES—CONSOLIDATED FINANCIAL DATA

(Unaudited. Dollars in thousands, except share data)

	Three months ended
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Statement of Income Data
Interest income	$44,615	$43,709	$42,590	$42,794	$42,490
Interest expense	1,460	1,439	1,430	1,392	1,349
Net interest income	43,155	42,270	41,160	41,402	41,141
(Benefit from reversal of) provision for loan losses	(1,433)	(3,973)	(773)	209	(908)
Noninterest income:
Service charges and fees	9,800	8,022	8,099	7,305	8,194
Other income	2,662	3,044	3,146	2,485	3,251
Total noninterest income	12,462	11,066	11,245	9,790	11,445
Noninterest expense:
Base salaries net of deferred loan origination costs	14,074	13,419	12,968	12,708	12,014
Incentive compensation expense	1,864	2,798	2,471	1,739	2,304
Employee benefits and other compensation expense	4,616	4,644	4,606	4,818	4,212
Total salaries and benefits expense	20,554	20,861	20,045	19,265	18,530
Other noninterest expense	16,009	16,555	18,222	14,486	16,154
Total noninterest expense	36,563	37,416	38,267	33,751	34,684
Income before taxes	20,487	19,893	14,911	17,232	18,810
Net income	$12,533	$12,199	$9,405	$10,674	$11,422
Share Data
Basic earnings per share	$0.55	$0.53	$0.41	$0.47	$0.50
Diluted earnings per share	$0.54	$0.53	$0.41	$0.46	$0.50
Book value per common share	$20.87	$21.11	$20.76	$20.34	$19.85
Tangible book value per common share	$17.77	$17.99	$17.63	$17.18	$16.81
Shares outstanding	22,867,802	22,827,277	22,822,325	22,785,173	22,775,173
Weighted average shares	22,845,623	22,824,868	22,802,653	22,782,865	22,769,793
Weighted average diluted shares	23,115,708	23,098,534	23,070,151	23,046,165	23,055,900
Credit Quality
Nonperforming originated loans	$12,894	$13,083	$10,022	$12,660	$22,824
Total nonperforming loans	20,128	20,952	19,977	24,034	37,119
Foreclosed assets, net of allowance	3,986	4,124	3,842	4,471	5,369
Loans charged-off	635	664	641	1,289	380
Loans recovered	$1,087	$2,612	$536	$1,457	$781
Selected Financial Ratios
Return on average total assets	1.13%	1.11%	0.86%	1.01%	1.11%
Return on average equity	10.47%	10.15%	7.98%	9.25%	10.14%
Average yield on loans	5.38%	5.36%	5.32%	5.48%	5.60%
Average yield on interest-earning assets	4.42%	4.37%	4.28%	4.47%	4.53%
Average rate on interest-bearing liabilities	0.22%	0.22%	0.21%	0.22%	0.22%
Net interest margin (fully tax-equivalent)	4.28%	4.23%	4.13%	4.33%	4.39%
Supplemental Loan Interest Income Data:
Discount accretion PCI—cash basis loans	$483	$777	$426	$269	$302
Discount accretion PCI—other loans	658	569	415	(45)	1,392
Discount accretion PNCI loans	637	883	1,459	868	573
All other loan interest income	$34,463	33,540	32,038	33,646	32,571
Total loan interest income	$36,241	$35,769	$34,338	$34,738	$34,838

TRICO BANCSHARES—CONSOLIDATED FINANCIAL DATA

(Unaudited. Dollars in thousands)

	Three months ended
Balance Sheet Data	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Cash and due from banks	$305,612	$315,088	$216,786	$388,878	$303,461
Securities, available for sale	550,233	510,209	529,017	477,454	404,885
Securities, held to maturity	602,536	641,149	674,412	705,133	726,530
Restricted equity securities	16,956	16,956	16,956	16,956	16,956
Loans held for sale	2,998	7,777	2,904	2,240	1,873
Loans:
Commercial loans	218,002	217,110	209,840	197,695	194,913
Consumer loans	375,629	377,016	381,114	401,076	395,283
Real estate mortgage loans	2,043,543	1,998,913	1,913,024	1,813,933	1,811,832
Real estate construction loans	122,419	119,187	149,652	128,843	120,909
Total loans, gross	2,759,593	2,712,226	2,653,630	2,541,547	2,522,937
Allowance for loan losses	(32,503)	(33,484)	(35,509)	(36,388)	(36,011)
Foreclosed assets	3,986	4,124	3,842	4,471	5,369
Premises and equipment	48,406	49,448	51,728	51,522	43,811
Cash value of life insurance	95,912	95,281	94,572	95,256	94,560
Goodwill	64,311	64,311	64,311	64,311	63,462
Other intangible assets	6,563	6,923	7,282	7,641	5,894
Mortgage servicing rights	6,595	6,208	6,720	7,140	7,618
Accrued interest receivable	12,027	10,819	11,602	11,075	10,786
Other assets	74,743	60,096	54,239	57,720	48,591
Total assets	$4,517,968	4,467,131	4,352,492	4,394,956	4,220,722
Deposits:
Noninterest-bearing demand deposits	1,275,745	1,221,503	1,181,702	1,178,001	1,155,695
Interest-bearing demand deposits	887,625	910,638	867,638	884,638	853,961
Savings deposits	1,397,036	1,366,892	1,346,269	1,368,644	1,281,540
Time certificates	335,154	336,979	345,787	353,757	340,070
Total deposits	3,895,560	3,836,012	3,741,396	3,785,040	3,631,266
Accrued interest payable	818	774	727	751	774
Reserve for unfunded commitments	2,719	2,908	2,883	2,475	2,475
Other liabilities	67,364	69,695	57,587	68,064	65,293
Other borrowings	17,493	19,235	19,464	18,671	12,328
Junior subordinated debt	56,667	56,617	56,567	56,519	56,470
Total liabilities	4,040,621	3,985,241	3,878,624	3,931,520	3,768,606
Total shareholders’ equity	477,347	481,890	473,868	463,436	452,116
Accumulated other comprehensive gain (loss)	(7,913)	4,953	6,073	1,772	(1,778)
Average loans	2,695,743	2,669,954	2,579,774	2,537,574	2,489,406
Average interest-earning assets	4,094,011	4,055,446	4,038,728	3,876,786	3,777,144
Average total assets	4,445,310	4,407,322	4,387,950	4,212,388	4,115,369
Average deposits	3,820,773	3,784,748	3,778,436	3,616,618	3,543,423
Average total equity	$478,993	$480,575	$471,362	$461,520	$450,413
Total risk based capital ratio	14.6%	14.7%	14.7%	15.1%	15.1%
Tier 1 capital ratio	13.6%	13.6%	13.6%	13.9%	13.8%
Tier 1 common equity ratio	12.0%	12.0%	12.0%	12.3%	12.2%
Tier 1 leverage ratio	10.6%	10.6%	10.4%	10.7%	10.8%
Tangible capital ratio	9.1%	9.3%	9.4%	9.1%	9.2%

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